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                                                                     Exhibit 8.1

                   [LETTERHEAD OF PEAT MARWICK APPEARS HERE]



                                                                 August 29, 1994


Board of Directors
Commerce Bank
5101 Cleveland Street
Virginia Beach, Virginia 23462

Board of Directors
BB&T Financial Corporation
223 West Nash Street
Wilson, North Carolina 27893


Gentlemen:

You have requested our opinion as to the federal and Virginia income tax consequences resulting from a plan pursuant to which Branch Banking and Trust Company of Virginia ("BB&T-VA"), a to be formed Virginia chartered bank and wholly owned subsidiary of BB&T Financial Corporation ("BB&T Financial"), established solely to effect the acquisition of Commerce Bank ("Commerce") by BB&T Financial, will be merged with and into Commerce, whereupon the separate existence of BB&T-VA will cease (the "Merger"). Pursuant to the Merger, the shareholders of Commerce will receive shares of BB&T Financial common stock ("BB&T Financial Common Stock") in exchange for their Commerce common stock ("Commerce Common Stock"). After the Effective Date, BB&T Financial will contribute all of outstanding common stock of the Surviving Corporation to BB&T Financial Corporation of Virginia ("BB&T Financial-Va") and the Surviving Corporation will become a wholly owned subsidiary of BB&T Financial-Va.

You have submitted for our consideration certain representations as to the proposed transaction, and copies of the Agreement and Plan of Reorganization, dated as of June 24, 1994, as amended, (the "Reorganization Agreement"), a related Plan of Merger dated as of June 24, 1994 (the "Plan of Merger") and the Form S-4 Registration Statement to be filed with the Securities and Exchange Commission on or about August 29, 1994. Our opinion is based on a review of the


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Board of Directors
August 29, 1994
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information above and certain assumption of fact.  It is also based on existing tax law and authorities that are subject to change. We have not reviewed the legal documents necessary to effectuate the steps to be undertaken and we assume that all steps will be effectuated under state and federal law and will be consistent with the legal documentation and with the list of steps submitted to us.


FACTS

BB&T Financial, a North Carolina corporation, is a registered bank holding company headquartered in Wilson, North Carolina and the parent holding company of Branch Banking and Trust Company, a North Carolina chartered bank subsidiary, and, through BB&T Financial Corporation of South Carolina (which is a wholly-owned subsidiary of BB&T Financial), Branch Banking & Trust Company of South Carolina, The Lexington State Bank and The Community Bank of South Carolina, three South Carolina chartered banking corporations. BB&T Financial has authorized two classes of capital stock, consisting of common and nonvoting preferred. Common shareholders are entitled to one vote for each share of stock held. BB&T-VA and BB&T Financial-Va, both to be formed Virginia corporations, will be wholly owned subsidiaries of BB&T Financial.

Commerce is a banking corporation formed under the laws of the State of Virginia. Commerce's authorized capital stock consists of two classes represented by 5,000,000 shares of common stock, $2.50 par value, ("Commerce Common Stock") of which 2,725,163 shares are issued and outstanding, and 1,000,000 shares of preferred stock, $5.00 par value, no shares of which are issued or outstanding.

For valid business purposes, pursuant to the Reorganization Agreement and Plan of Merger, BB&T-VA will be merged with and into Commerce, with Commerce as the surviving entity. Each share of Commerce Common Stock will be converted into newly issued shares of BB&T Financial Common Stock based upon the Exchange Ratio, as defined in the Plan of Merger. The Exchange Ratio will be 1.305 shares of BB&T Financial Common Stock for every share of Commerce Common Stock outstanding immediately prior to the Effective Date, provided that in the event that BB&T Financial shall have a record date between June 24, 1994 and the Effective Date for a special distribution to stockholders, a stock split, stock dividend or similar change in capitalization, an equitable and appropriate adjustment shall be made to the Exchange Ratio to reflect the effect of such distribution or change.

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[LETTERHEAD OF PEAT MARWICK APPEARS HERE]

Board of Directors
August 29, 1994
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At the Effective Date, Commerce's obligations with respect to its authorized and outstanding 10% Convertible Subordinated Capital Notes Due 2002 ("Capital Notes"), issued by Commerce pursuant to the Indenture, dated as of September 13, 1990, between Commerce and NationsBank of Virginia, N.A., as Trustee ("Indenture"), will be assumed by BB&T Financial and Commerce by a supplemental indenture and each holder of a Capital Note will have the right, during the period such Capital Note is convertible, to convert each Capital Note into shares of BB&T Financial Common Stock at a conversion rate ("Conversion Rate") equal to 1.305 shares of BB&T Financial Common Stock for each share of Commerce Common Stock into which such Capital Notes would have been converted immediately prior to the Effective Date, and cash in lieu of any fractional shares (the
"Note Conversion"). The Conversion Rate is subject to adjustment in accordance with the terms of the Indenture.

To the extent not exercised prior to the Effective Date, Commerce's obligations with respect to stock options granted under its 1985 Stock Option Plan and its 1993 Incentive Stock Option Plan (the "Commerce Stock Option Plans") will be assumed by BB&T Financial and each stock option outstanding under such plan shall become the right to receive, upon payment of the adjusted exercise price, that number of shares of BB&T Financial Common Stock the option holder would have received pursuant to the Merger if he or she had exercised such option immediately prior thereto, and cash in lieu of any fractional shares (the "Option Conversion").

No fractional shares of BB&T Financial Common Stock will be issued in connection with the Merger. Instead, cash will be paid in lieu of fractional shares in an amount equal to the product of the fractional share multiplied by the average of the reported closing price of BB&T Financial Common Stock on the NASDAQ/National Market System (trading symbol "BBTF") on the ten trading days ending on the tenth business day prior to the Effective Date of the Merger.

After the Effective Date, BB&T Financial will contribute all of outstanding common stock of the Surviving Corporation to BB&T Financial-Va and the Surviving Corporation will become a wholly owned subsidiary of BB&T Financial-Va.

The Merger is subject to the receipt of regulatory approval from appropriate parties, including the Bureau of Financial Institutions of the Virginia State Corporation Commission, the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation.


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[LETTERHEAD OF PEAT MARWICK APPEARS HERE]



Board of Directors
August 29, 1994
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In addition to the foregoing statement of facts, the following representations have been made:

      (a) The fair market value of BB&T Financial Common Stock received by the shareholders of Commerce will be approximately equal to the fair market value of Commerce Common Stock surrendered in the exchange.

      (b) There is no plan or intention by the shareholders of Commerce to sell, exchange or otherwise dispose of any of the BB&T Financial Common Stock received in the Merger.

      (c) Following the Merger, Commerce will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets, and at least 90% of the fair market value of BB&T-VA's and at least 70% of the fair market value of BB&T-VA's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Commerce or BB&T-VA to dissenters, amounts paid by Commerce or BB&T-VA to shareholders who receive cash or other property, amounts used by Commerce or BBT&T-VA to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Commerce will be included as assets of Commerce or BB&T-VA, respectively.

      (d) Prior to the Merger, BB&T Financial will be in control of BB&T-VA within the meaning of Section 368(c) of the Internal Revenue Code of 1986 (the "Code").

      (e) Commerce has no plan or intention to issue additional shares of its stock that would result in BB&T Financial losing control of Commerce within the meaning of Section 368(c)

      (f) BB&T Financial has no plan or intention to reacquire any of its stock issued in the Merger.

      (g) BB&T Financial has no plan or intention to liquidate Commerce; to merge Commerce with or into another corporation; to sell or otherwise dispose of the stock of Commerce, except for transfers of the stock to corporations controlled by BB&T Financial; or to cause Commerce to sell or otherwise dispose of any of its assets or the assets acquired from BB&T-VA in the Merger, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Commerce.

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[LETTERHEAD OF PEAT MARWICK APPEARS HERE]

Board of Directors
August 29, 1994
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       (h)  BB&T-VA  will have no liabilities assumed by Commerce, and will not transfer to Commerce any assets subject to liabilities, in the Merger.

       (i) Following the Merger, Commerce will continue its historical business or use a significant portion of its historic business assets in a business.

       (j) BB&T Financial, BB&T-VA, Commerce and the shareholders of Commerce will pay their respective expenses, if any, incurred in connection with the Merger.

       (k) There is no intercorporate indebtedness existing between BB&T Financial and Commerce or between BB&T-VA and Commerce that was issued, acquired, or will be settled at a discount.

       (l) In the Merger, shares of Commerce Common Stock representing control of Commerce, as defined in Section 368(c), will be exchanged solely for voting stock of BB&T Financial. For purposes of this representation, shares of Commerce Common Stock exchanged for cash or other property originating with BB&T Financial will be treated as outstanding Commerce Common Stock on the date of the Merger.

       (m) At the time of the Merger, Commerce will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in Commerce that, if exercised or converted, would affect BB&T Financial's acquisition or retention of control of Commerce, as defined in Section 368(c).

       (n) BB&T Financial does not own, nor has it owned during the past five years, any shares of the stock of Commerce.

       (o) No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv).

       (p) On the Effective Date, the fair market value of the assets of Commerce will equal or exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

       (q) Commerce is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.
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[LETTERHEAD OF PEAT MARWICK APPEARS HERE]

Board of Directors
August 29, 1994
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      (r) The payment of cash in lieu of fractional shares of BB&T Financial
      Common Stock is not separately bargained for consideration, rather it is merely to save the expense and inconvenience of issuing and transferring fractional share interests. The total cash consideration in lieu of fractional shares will be less than one percent of the total consideration paid in the transaction and no Commerce shareholder who elects to exchange his or her Commerce Common Stock for BB&T Financial Common Stock will receive cash for more than one share of BB&T Financial Common Stock.

      (s) None of the compensation received by any shareholder-employees of Commerce will be separate consideration for, or allocable to, any of their shares of Commerce Common Stock; none of the shares of BB&T Financial Common Stock received by any shareholder-employee of Commerce will be separate consideration for, or allocable to, any employment agreement; and the compensation to be paid to any shareholder-employees of Commerce will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.


Opinion

FEDERAL INCOME TAX CONSEQUENCES
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Based solely on the above facts and representations, it is our opinion that:

(1) Provided that the merger of BB&T-VA with and into Commerce, as contemplated by the Reorganization Agreement and Plan of Merger, qualifies as a statutory merger under Virginia law, the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code. The reorganization will not be disqualified by reason of the fact that the stock of Commerce acquired by BB&T Financial in the Merger will be contributed to BB&T Financial-Va following the Merger. Section 368(a)(2)(C) and Treas. Reg. Sec. 1.368-2(j)(4).

(2) Each of BB&T Financial, BB&T-VA and Commerce will be a party to the reorganization within the meaning of Section 368(b).

(3) No gain or loss will be recognized by BB&T-VA upon the transfer of its assets to Commerce in the Merger. Sections 357(a) and 361(a). No gain or loss will be recognized to BB&T Financial upon its transfer of the stock of Commerce to BB&T Financial-Va following the Merger. Section 361(a).



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Board of Directors
August 29, 1994
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(4)   No gain or loss will be recognized by Commerce upon the receipt of the assets of BB&T-VA in the Merger. No gain or loss will be recognized to BB&T Financial-Va upon the receipt of the stock of Commerce from BB&T Financial following the Merger. Section 1032(a).

(5) No gain or loss will be recognized by BB&T Financial upon the receipt of Commerce Common Stock in the Merger. Section 354(a)(1).

(6) The basis of the assets of BB&T-VA in the hands of Commerce will be the same as the basis of such assets in the hands of BB&T-VA immediately prior to the Merger. Section 362(b).

(7) The holding period of the assets of BB&T-VA in the hands of Commerce will include the period during which such assets were held by BB&T-VA immediately prior to the Merger. Section 1223(2).

(8) No gain or loss will be recognized by the shareholders of Commerce upon receipt of BB&T Financial Common Stock (including any fractional share interests to which they may be entitled) in exchange for their holdings of Commerce Common Stock. Section 354(a)(1).

(9) The basis of the BB&T Financial Common Stock to be received by the shareholders of Commerce (and any fractional share interests to which they may be entitled) will be the same as the basis in the Commerce Common Stock surrendered in the exchange. Section 358(a)(1).

(10) The holding period of the BB&T Financial Common Stock received by the shareholders of Commerce (and any fractional share interests to which they may be entitled) will include the holding period of Commerce Common Stock prior to the exchange, provided that Commerce Common Stock is held as a capital asset in the hands of the shareholders of Commerce on the date of the exchange. Section 1223(1).

(11) The tax attributes enumerated in Section 381(c), including any earnings and profits or a deficit of earnings and profits, will be taken into account by Commerce following the Merger.









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[LETTERHEAD OF PEAT MARWICK APPEARS HERE]

Board of Directors
August 29, 1994
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(12)  The payment of cash in lieu of fractional share interests of BB&T
      Financial Common Stock will be treated as if the fractional shares of BB&T Financial Common Stock were distributed as part of the exchange to Commerce shareholders and then redeemed by BB&T Financial. The cash payments will be treated as having been received as distributions in full payment for the stock redeemed as provided in Section 302(a) of the Code. Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.


VIRGINIA INCOME TAX CONSEQUENCES
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It is our opinion that the State of Virginia will, for Virginia income tax purposes, treat the Merger in an identical manner as it is treated by the Internal Revenue Service for federal income tax purposes. Virginia Code Sec. 58.1-402 and 58.1-301.

THE NOTE CONVERSION AND THE OPTION CONVERSION
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Nothing in the foregoing opinion is to be construed either explicitly or implicitly as opining on the federal or Virginia income tax consequences of either the Note Conversion or the Option Conversion.


                                    Sincerely,

                                    KPMG Peat Marwick LLP



                                    Sheldon M. Fox, Partner